Exhibit 10.1

AMENDMENT OF

USF CORPORATION

SEVERANCE PROTECTION AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and effective as of                     , 2005 by and between USF Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).

RECITALS

A. The Executive and the Company previously entered into a Severance Protection Agreement (“Agreement”).

B The parties have determined it advisable to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1. Subsection 2.7(c), the definition of “Change in Control” is deleted in its entirety and replaced as follows:

“(c) (i) consummation of a merger, reorganization or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of the Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than seventy-five percent (75%) of the Voting Securities of the Company resulting from such Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the Company.”

2. Section 3, Termination of Employment, is amended by adding a new Section 3.4 to follow immediately after Section 3.3 as follows:

“3.4 Other than as set forth in Section 3.2, the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices (“Plans”) then in effect, except that the compensation and benefits due thereunder shall be calculated without regard to any restrictions resulting from the application of Section 280G of the Code thereunder. To coordinate the application of Section 280G (and Section 4999) of the Code to Plans and agreements applicable to Executive, the Company shall first apply Section 280G of the Code to any payments under such Plans that constitute “parachute payments” under Section 280G(b)(2) and then shall apply such Code provisions to all other payments that constitute “parachute payments” hereunder and under any other individual agreement between the Executive and the Company. To the extent applicable, the Company shall pay the Executive in a single sum hereunder an amount equal to any reduction of payments applied to the Executive under any such Plan resulting from the application of Section 280G of the Code after application of the foregoing provisions of this Section 3.4, which payment shall be subject to the provisions of Section 5 hereof.”

3. Section 3, Termination of Employment, is amended by adding a new Section 3.5 to follow immediately after Section 3.4 as follows:

“3.5 Anything in Section 3.1 to the contrary notwithstanding, Executive’s right to payment of the amounts and receipt of benefits due under Section 3.1(b) (other than his Accrued Compensation), Section 3.4 and Section 5 shall be subject to his waiver and release of claims against the Company, that is not revoked, in a form reasonably satisfactory to the Company. Executive shall receive his Pro Rata Bonus and such amounts due under Section 3.1(b)(ii) in a lump sum, and benefits shall commence under Sections 3.1(b)(iii), within thirty (30) days after the effective date of such release.”

4. The Agreement is hereby confirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

USF CORPORATION

By:	By:
Name:		Executive
Title: